Exhibit 5.3

Letterhead of Selzer Gurvitch Rabin & Obecny, Chtd.

June 28, 2007

Valassis Communications, Inc.

19975 Victor Parkway

Livonia, Michigan 48152

RE:	Mail Marketing Systems, Inc.

Our File No. 13632-1

Ladies and Gentlemen:

We have acted as special counsel to Mail Marketing Systems, Inc., a Maryland corporation (the “Corporation”), in connection with certain specific issues pertaining to Maryland law as it applies to the filing of a registration statement on Form S-4 (the “Registration Statement”) relating to the proposed exchange by Valassis Communications, Inc., a Delaware corporation (“Valassis”), of 8.25% Senior Notes due 2015 in the aggregate principal amount of $540,000,000.00, which are being registered under the Registration Statement (the “Exchange Notes”), for a like principal amount of Valassis’ outstanding, unregistered 8.25% Senior Notes due 2015, issued on March 2, 2007 (the “Original Notes”). The Original Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of March 2, 2007, among Valassis, the Corporation, certain other Subsidiary Guarantors (as defined below) and Wells Fargo Bank, National Association, as Trustee (the “Indenture”). The Original Notes are, and the Exchange Notes will be, guaranteed by the subsidiaries of Valassis listed in the Registration Statement as guarantors (each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”) pursuant to the Indenture and pursuant to the Note Guarantee (as defined below). The Corporation is one of the named Subsidiary Guarantors. Capitalized terms used in this letter that are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

We have not otherwise acted as general counsel for the Corporation and/or Valassis in any matters including, but not limited to, in connection with the Indenture and/or the Note Guarantee. We have not represented either the Corporation or Valassis in connection with negotiating the terms of the Indenture and/or the Note Guarantee; nor have we provided any information concerning the Corporation and/or Valassis to any party in connection with the Registration Statement. This opinion letter will apply only as to matters relating to the Indenture and/or the Note Guarantee under the laws of the State of Maryland as they relate to the Corporation.

In the capacity described above, we have reviewed the following documents, each of which is dated as of the date indicated below:

1.	Indenture, dated as of March 2, 2007;

2.	Note Guarantee made by the Corporation and the Subsidiary Guarantors, dated as of March 2, 2007 (“Note Guarantee”);

3.	Officer’s Certificate of the Corporation certifying to the corporate matters set forth therein and executed on even date herewith (the “Officer’s Certificate”);

4.	Written Consent in Lieu of Meeting of the Board of Directors of the Corporation, executed and dated March 2, 2007, authorizing the Corporation to enter into and perform its obligations under the Indenture and the Note Guarantee (the “Directors’ Consent”);

5.	Written Consent in Lieu of Meeting of the Sole Stockholder of ADVO, Inc., as the sole stockholder of the Corporation, executed and dated March 2, 2007 (the “Stockholder’s Consent,” which together with the Directors’ Consent are, collectively, the “Corporate Consents”);

6.	Copies of the Articles of Amendment and Restatement and the Bylaws of the Corporation (collectively, the “Corporation’s Organizational Documents”); and

7.	Certificate with respect to the good standing of Corporation issued by the State of Maryland Department of Assessments and Taxation on June 22, 2007.

Valassis Communications, Inc.

June 28, 2007

We have not made any investigation of, and do not express an opinion as to, any matters of title to or the descriptions of any property (whether real, personal or mixed) or as to the priority of any liens. We express no opinion with respect to the effect of any laws other than the laws of the State of Maryland in effect on the date hereof.

In reaching the opinions set forth below, we also have assumed: (i) the genuineness of all signatures on the Indenture and the Note Guarantee, except for those of the Corporation; (ii) the authenticity of all documents, letters and certificates submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies; and (iv) that there are no oral or written modifications of or amendments or supplements to the Indenture and the Note Guarantee, the Officer’s Certificate, the Corporate Consents or the Corporation’s Organizational Documents that have not been specifically noted herein.

In reaching the opinions set forth below, we also have assumed, and to our knowledge (as defined below), there are no facts inconsistent with, the following:

a. Each of the parties to the Indenture and the Note Guarantee, other than the Corporation, has duly and validly executed and delivered such documents, and such party’s obligations set forth in the Indenture and the Note Guarantee are its legal, valid and binding obligations, enforceable in accordance with their respective terms;

b. Each person or entity, other than the Corporation, executing the Indenture and the Note Guarantee, whether individually or on behalf of an entity, is duly authorized to do so;

c. Each natural person executing the Indenture and the Note Guarantee is legally competent to do so;

d. Any and all representations and warranties made by the parties to the Indenture and the Note Guarantee are true, correct and complete; and

e. All public records or statements (whether oral or written) of public officials reviewed (if any) are true, accurate and complete.

In basing the opinions and other matters set forth herein on “our knowledge,” the words “our knowledge” signify that, in the course of our limited representation of the Corporation in matters with respect to which we have been engaged by them as counsel, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the foregoing documents, certificates, reports and information on which we have relied are not accurate and complete. Except as otherwise indicated herein, we have undertaken no independent investigation or verification of such matters. The words “our knowledge” and similar language used herein are intended to be limited to the knowledge of the lawyers within our firm who we reasonably believe have knowledge of the affairs of the Corporation. As to any questions of fact material to the opinions expressed below, we have undertaken no factual investigation and have relied, to the extent that we have deemed such reliance appropriate, on the Officer’s Certificate and the Corporate Consents.

Based on all of the foregoing, and subject to the further assumptions and qualifications hereinafter set forth, it is our opinion that:

1. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is qualified to transact business in the State of Maryland.

2. The Corporation has the corporate power and corporate authority to execute and deliver, and perform its obligations under, the Indenture and the Note Guarantee.

3. All required corporate action has been taken by the Corporation to authorize the execution, delivery and performance by the Corporation of the Indenture and the Note Guarantee and the transactions contemplated thereby.

4. The Indenture and the Note Guarantee have been duly executed and delivered by the Corporation.

5. The due execution and delivery of, and the performance of its obligations under, the Indenture and the Note Guarantee by the Corporation does not and will not conflict with, contravene or violate (i) the Corporation’s Organizational Documents, or (ii) any judicial or administrative order or decree of which we have actual knowledge issued pursuant to any Generally Applicable Law or by any Maryland Court or governmental agency.

Valassis Communications, Inc.

June 28, 2007

6. Under Generally Applicable Law, there is no authorization, consent or approval of, or notice to or filing with, any State of Maryland or federal court or governmental authority which is required to enable the Corporation to execute, deliver and perform its obligations under the Indenture and the Note Guarantee.

7. The execution, delivery and performance by the Corporation of the Indenture and the Note Guarantee does not and will not violate any Generally Applicable Law.

For purposes of this opinion, “Generally Applicable Law” means the presently existing laws and rules and regulations of the State of Maryland which a lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to entities such as the Corporation in transactions involving the issuance, exchange and registration of notes of the nature contemplated in the Indenture, the Note Guarantee and the Registration Statement. Without limiting the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any federal or state securities or blue sky laws or rules or regulations thereunder, and any anti-fraud or similar laws.

In addition to the qualifications set forth above, the opinions set forth herein are subject in all respects to each of the following qualifications:

(i)	The exercise of judicial discretion in accordance with general principles of equity;

(ii)	The valid exercise of the constitutional powers of the United States of America and of the sovereign police powers of the states or other governmental units having jurisdiction; and

(iii)	Statutes and laws not in force on this date or enacted after this date.

Moreover, the foregoing opinions are based solely on our review of the Indenture and the Note Guarantee, the Officer’s Certificate, the Corporate Consents and the other documents described above. We have made no other investigation whatsoever except as set forth herein. Without limiting the generality of the foregoing, we have made no examination or investigation to verify the accuracy or completeness of any financial, accounting or other information furnished by the Corporation, and we express no opinion with respect thereto.

The foregoing opinions may be relied upon by Valassis Communications, Inc., its successors and/or assigns, and its counsel, McDermott Will & Emery LLP, but may not be relied on by any other person without our prior written approval. The foregoing opinions are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the use of our name solely with respect to these opinions under the caption entitled “Legal Matters” in the Registration Statement.

This opinion letter may not be quoted or relied upon by or copies delivered to, any other person (except those who are permitted to rely upon the opinion), or used for any other purpose without our prior written consent.

Sincerely,

/s/ Selzer Gurvitch Rabin & Obecny, Chartered